SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 12, 2005

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Effective August 12, 2005, the Compensation Committee of the Board of Directors of Sirenza Microdevices, Inc. (the "Company") approved accelerated vesting of certain unvested and "out-of-the-money" stock options issued on October 22, 2004 to current employees and executive officers of the company. The members of the Company's Board of Directors, including the Company's Chief Executive Officer, Robert Van Buskirk, did not receive any acceleration of vesting as part of this action. As a result of the vesting acceleration, options to purchase approximately 590,000 shares of the Company's common stock at an exercise price of $4.58 per share have become immediately exercisable. These options would otherwise have vested in annual and monthly increments through 2008. Each option agreement underlying options subject to the acceleration is deemed to be amended to reflect the acceleration as of the effective date, but all other terms and conditions of each such option agreement remain in full force and effect.

The decision to accelerate these unvested options was made primarily to reduce compensation expense that might be recorded in future periods under Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment." Sirenza will apply the related expense recognition provisions relating to stock options beginning in the first quarter of fiscal 2006. As a result of accelerating the vesting of these "out-of-the-money" stock options, the Company expects to reduce the aggregate stock option expense it will be required to record by approximately $1.5 million, before taxes, based upon estimated valuation calculations using the Black-Scholes methodology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  August 18, 2005